Exhibit 99.1
Q1 2009 Conference Call Script
April 22, 2009 1 p.m.
Dan Greenfield:
Thank you. Good afternoon and welcome to the Allegheny Technologies earnings conference call for the first quarter 2009.
This conference call is being broadcast on our website at www.alleghenytechnologies.com. Members of the media have been invited to listen to this call.
Participating in the call today are Pat Hassey, Chairman, President, and Chief Executive Officer and Rich Harshman, Executive Vice President, Finance and Chief Financial Officer.
All references to net income and earnings in this conference call mean net income and earnings “attributable to ATI common stockholders.”
After some initial comments, we will ask for questions. During the question and answer session, please limit yourself to two questions to be considerate of others on the line.
Please note that all forward-looking statements this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially.

Here is Pat Hassey.
Thanks, Dan. And thank you to everyone listening on today’s call.
I would like to discuss 3 things this afternoon:
1.	The challenging economic conditions and markets we are facing.

2.	The actions we are taking to successfully navigate through this very tough economy.

3.	And the long-term vision, milestones, and strategic destination for ATI.
The first quarter 2009 presented the most challenging economic conditions we have ever seen. However, we were able to navigate through this economy and:
•	Generate $169 million of cash flow from operations.

•	Deploy $108 million of this cash in our self-funded strategic capital investments, and maintain our quarterly dividend, which is $0.18 per share. We view our dividend policy as an important component of total shareholder return.

•	We ended the first quarter with $506 million of cash on hand — which is more than our total debt.

•	We have no borrowings under our $400 million domestic credit facility. And, we have no significant debt maturities until the end of 2011.

•	So, our balance sheet remains solid and our financial flexibility remains intact.
In January we said that we expected the first quarter 2009 earnings to be at or near break even. We did better than break even, earning $5.9 million, or $0.06 per share, on sales of $832 million in the first quarter 2009.
We consider our cash flow generation and earnings to be good results given the difficult environment and the significant negative impact from out-of-phase raw materials surcharges and indices that we absorbed in the quarter.
While we are not satisfied with being marginally profitable, our ability to generate these positive results demonstrates our globally competitive position.
ATI is uniquely positioned, globally-focused, and diversified in products and markets which have a global reach. Because of this, ATI is now one of the few metals manufacturers in the world that can be profitable in the current global economic environment.

We have been able to navigate this business environment by:
1.	Focusing on the high-value diversified products and markets that have been driving the performance of ATI.

2.	Using our manufacturing flexibility and lowered cost structure to adjust our operating schedules and production rates to market conditions.

3.	Remaining focused on ever improving our cost structure. Gross cost reductions in the first quarter 2009 were nearly $35 million. Our 2009 cost reduction goal is targeted for at least a $150 million improvement.
Sales of our high-value products were 83% of first quarter 2009 sales compared to 73% for the full-year 2008. Our exotic alloys, grain-oriented electrical steel, titanium and titanium alloys, and nickel-based and specialty alloys held up relatively well, when compared to standard stainless and other commodity related products and most of our Engineered Products.
Our differentiated product strategy is working.
The long-term agreements that we have put into place over the last several years are providing a measure of stability during this steep downturn. We have long-term agreements with customers in our airframe, aeroengine, electrical distribution and generation, oil and gas, tooling, and medical markets.

As an example, total shipments of our titanium mill products were 10.3 million pounds in the first quarter 2009. This is both high performance and flat-rolled products. In answering a question in our January conference call, I said that I would be personally disappointed if our full-year titanium mill product shipments were not at least 40 million pounds. We are on that annualized rate at the end of the first quarter.
However, first quarter shipments of nearly all of our products were down compared both to the first and fourth quarters 2008. We have been adjusting and continue to adjust our production schedules as needed. We have reduced manufacturing and administrative headcount across ATI.

ATI’s performance continues to be driven by the global aerospace and defense, oil and gas, chemical process industry, electrical energy, and medical markets. These markets represented 79% of our total sales in the first quarter 2009 as compared to 70% of ATI sales for the full year 2008.
We believe these core markets for ATI are very attractive in the longer term and can still outperform most consumer and durable goods markets in the shorter term:
•	Aerospace and defense accounted for 34% of first quarter 2009 sales, up from 29% for the full year 2008.

•	Electrical energy grew to 20% of first quarter 2009 sales from 16% of full year 2008 sales.

•	The chemical process industry and oil and gas markets accounted for 21% of first quarter 2009 sales, which is essentially flat with the full year 2008.
By contrast:
•	Automotive was down to 5% of ATI sales in the first quarter 2009 from 8% for the full year 2008.

•	Food equipment and appliances were down to 4% of first quarter 2009 sales from 6% for the full year 2008.

Our strategy to become more global is certainly working. Direct international sales were nearly 30% of sales in the first quarter 2009. For comparison, direct international sales were 28% of total sales for the full year 2008.
We are deploying our cash for the long-term in state-of-the-art equipment and facilities, and we continue to make significant progress in putting in place unsurpassed global manufacturing capabilities.
•	Our Rowley, Utah premium-grade titanium sponge facility and our Bakers, North Carolina titanium and superalloy forging facility are both scheduled to begin production in the third quarter 2009. These strategic investments enhance our capabilities to serve our core long-term growth markets.
o	We plan to ramp our Rowley facility in phases. We will first qualify the process of using Rowley sponge to make premium titanium products. We will then bring on the sponge capacity in phases based upon market demand.
•	The melt shop consolidation at our Brackenridge, Pennsylvania specialty melt shop is progressing. We expect considerable cost savings and production efficiencies from this project when it is completed.

•	Engineering, permitting, and site preparation continues on our state-of-the-art Brackenridge, Pennsylvania hot rolling and processing center. As we have discussed, this is a four plus years project designed to produce all of our flat-rolled products, not just stainless sheet. Our plan is to self fund this project in line with our ability to generate adequate cash flow as we continue to operate the current facilities without disruption.

•	We now expect 2009 self-funded capital investments to be in the range of $425 to $450 million.
Turning to our segments:

Operating margins in our High Performance Metals segment were 14%, a level that we’re not used to or satisfied with, and which was negatively affected by over $18 million of metal mis-matches not offset in the quarter.
The segment’s largest market, commercial aerospace, was impacted by schedule pushouts and uncertainties as the supply chain adjusted to revised commercial airplane build schedules as well as reduced demand from the aeroengine aftermarket.
The aerospace supply chain likely needs to further adjust to recently announced commercial aircraft production schedules.

We remain confident in the long-term growth potential of our core aerospace market. Last week, GE said that their aeroengine orders during the first quarter for both equipment and spares were good. Today, Boeing reaffirmed the current 787 schedule and Boeing’s significant backlog of orders.
The aerospace backlogs are still there. The build rate is moving out, not being canceled.
Our exotic alloys business is solid and growing. We think that this business is positioned to do well in 2009 and beyond. The business has a good backlog for large global chemical process industry projects. In addition, demand is very good and growing from the nuclear energy market.
We believe we are seeing the beginning of a strong nuclear electrical energy up cycle. This first stage is being driven by higher utilization of existing facilities, which results in quicker replacement of nuclear fuel components, which use our zirconium and hafnium alloys.
The second growth driver is the restart of idled nuclear electrical energy capacity. The third stage will be construction of new nuclear reactors. So we see the nuclear energy market as a growth driver over the next several years, and long term for ATI.

The Flat-Rolled Products segment was marginally profitable in the first quarter 2009. This was accomplished with a $48 million negative impact from out-of-phase raw materials surcharges. Keep in mind, this segment lost a lot of money during the last downturn when volume and base prices for stainless were actually better. We are seeing the benefits of the transformation of our Flat-Rolled Products segment that began in 2004. This is a much different business than it was during the previous downturn. The product mix is much more diversified, our focus is more global, our cost structure is much lower, and our manufacturing capabilities are much better, from melt through finishing.
First quarter 2009 shipments of grain-oriented electrical steel and industrial titanium were at reasonably good levels relative to economic conditions. Shipments of standard grade stainless were very low at just over 100 million pounds, or 50,000 tons, in the first quarter. Base prices were also very low. While it is too early to be optimistic about a stainless recovery, there are signs that the market may be near a bottom:
•	Industry data for March indicates that stainless steel inventories remained low and shipments in March were essentially flat with January and February.

•	Last week, we announced a price increase for production orders of stainless sheet, strip, and coiled plate. Other North American producers also publicly announced price increases. We believe this indicates a pricing bottom even at these extremely low levels of production.

Demand for almost all products in our Engineered Products segment was weak in the first quarter 2009, and we lost money in this segment due to the very low operating rates that we experienced.
Looking ahead, we see some other signs of stabilization and opportunity for ATI in certain markets. Here are some examples:
•	The U.S. Department of Defense 2009 supplemental budget and comments by Secretary Gates point out the need for and recommend funding for more and better ground combat and support vehicles. This sector of the defense market is a target for new business for our ATI Defense market sector team. Product development work continues as we build a suite of titanium and specialty steel alloy products to service this market.

•	The U.S. stimulus package provides opportunities for ATI products used in transportation, energy efficiency, electrical energy distribution, renewable energy, and clean water.

•	Recent economic reports out of China indicate that fundamentals there are improving. Both GDP growth and industrial production growth in March were much better than expected. Importantly, increased bank lending and government spending appears to be stimulating that economy.
•	We are seeing real evidence of this in our China Precision Rolled Strip® joint venture. Shipments grew steadily through the first quarter 2009 from a low level in January.

•	Our ATI Asia sales and marketing team reports that they are seeing some encouraging signs. Demand from the chemical process industry facilities remains good. Letters of credit from banks are opening up and thermal power plant inquiries have picked up. So, overall, encouraging signs from China.

Looking forward to the second quarter, we still remain cautious. We are not immune from an extended downturn in the global economy. While we see some signs of stabilization in some markets, demand for many of our products remain at very low levels, the pricing environment remains challenging, and visibility is limited.
As a result of the conditions discussed, we expect second quarter earnings to be modestly better than the first quarter 2009. In addition, we expect to end the second quarter 2009 with a significant amount of cash on hand while continuing to self fund our capital investments.
Our focus and actions are intended to keep ATI profitable through what appears to be a challenging year. We expect to generate sufficient cash flow to self fund our capital investments, maintain our dividend policy, and preserve our financial flexibility and solid balance sheet.
We remain confident in the long-term growth potential of our core aerospace and infrastructure markets that have been driving ATI’s performance.
These are the right markets for ATI. Therefore, our strategic direction and vision remain intact.
Operator, may we have the first question, please.

Q&A Portion of the Conference Call
Pat Hassey:
Thank you for joining us today, and thank you for your continuing interest in ATI.
Dan Greenfield:
Thank you, Pat. Thanks to all of the listeners for joining us today. That concludes our conference call.

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